Exhibit 99.5

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (this “Agreement”) is entered into as of January 30, 2009, by and among Inversiones Australes Tres Limitada, a limited liability company organized and existing under the laws of Chile (the “Optionee”), Nicolás Ibáñez Scott, Felipe Ibáñez Scott (each, an “Optionor”), the Persons (as defined below) listed on the signature page hereto under the title Stockholder Group I (“Stockholder Group I”) and Stockholder Group II (“Stockholder Group II”, and, together, with Stockholder Group I, the “Principal Minority Stakeholders”), which are Controlled (as defined below) solely by Control Person I and Control Person II, respectively, and the Person listed as Guarantor on the signature page hereto.

RECITALS

WHEREAS, as of the date hereof, the Optionee, the Optionors and the Principal Minority Stakeholders are the stockholders of Distribución y Servicio D&S S.A., a corporation organized and existing under the laws of Chile (the “Company”), and Beneficially Own (as defined below) an aggregate of approximately 98.38% of the outstanding Stock (as defined below);

WHEREAS, as of the date hereof, the Optionors directly or indirectly Beneficially Own of record, in the aggregate, 2,613,776,072 shares of the outstanding Stock, which constitute approximately 40.09% of the outstanding Stock;

WHEREAS, as a material inducement to and condition precedent to the Optionee entering into this Agreement, the Optionors have entered into certain agreements with the Optionee, including: (i) an Agreement to Tender (the “Tender Agreement”) dated as of December 19, 2008, by and among the Optionee, the Optionors, the Principal Minority Stakeholders, and the Persons jointly Controlled by the Principal Minority Stakeholders (“Stockholder Group III”) concerning Optionee’s purchase of Stock of the Company constituting a total ownership interest by the Optionee of not less than 50.01% of the Stock on a fully-diluted basis pursuant to concurrent tender offers in Chile and the United States (the “Tender Offer”) and (ii) the Stockholders’ Agreement (the “SHA”) dated as of December 19, 2008, by and among the Optionee, the Optionors and the Principal Minority Stakeholders; and

WHEREAS, in consideration of the execution and delivery of the SHA by the Optionors, and the effectiveness of the SHA, the Optionee desires to grant the Options (as defined herein) to the Optionors as of the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the representations and warranties of the parties and the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following capitalized terms shall have the meanings specified or referred to below.

“Affiliate” means with respect to a Person (the “Subject Person”) (a) a Subsidiary of the Subject Person, (b) in the case of a Subject Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Subject Person, and (c) in the case of a Subject Person that is a natural person, the immediate family members of such person and any other Person that the Subject Person Controls, it being understood that the Control Person I Family Members, Control Person II Family Members, Stockholder Group I, Stockholder Group II and Stockholder Group III are each “Affiliates” of the Optionors for purposes of this Agreement.

“Agreed Upon Company Information” means (a) as of the date a Notice of Exercise is delivered, the most recent audited annual financial statements of the Company, (b) as of the date a Notice of Exercise is delivered, the most recent unaudited financial statements for each quarter ended after the date of the most recent audited financial statements, (c) as of the date a Notice of Exercise is delivered, the Operating Plan, (d) as of the date a Notice of Exercise is delivered, the updated projections for results of operations for the remainder of the then current calendar year, in each case as certified by the chief financial officer of the Company, (e) information provided to the Banker Arbiter in connection with the Company Interviews and (f) other relevant information of the Company that the parties hereto and/or the Bank Arbiter may reasonably request in order to calculate the Fair Market Value, provided such information is furnished to all parties hereunder a reasonable time prior to delivery of an FMV Certificate.

“Agreed Upon Valuation Methodologies” means valuation methodologies customarily used in or for the retail industry with a principal focus on discounted cash flow analyses, and by reference, to a lesser extent, to comparable trading multiples and comparable transaction multiples for Comparable Retailers, and on a fully diluted basis (including outstanding equity equivalents), in each case (i) without applying a discount to reflect the illiquid nature of the Put Option Shares or the number of Put Option Shares (including a minority ownership position) being purchased, (ii) without applying a premium to reflect the acquisition of a greater than majority or control interest by Optionee in the Company, (iii) without taking into consideration intellectual property payments under Section 5(a) of the Intellectual Property License Agreement, and (iv) to the extent applicable, without taking into consideration any element of value arising from any Special 2/3 Matter that resulted in the 2/3 Trigger Event.

“Aggregate Exercise Price” means the Exercise Price Per Share multiplied by the number of Notice Shares required to be acquired by Optionee in accordance with this Agreement.

“Agreement” is defined in the Preamble.

“Average FMV” is defined in Section 4.2(a).

“Banker Arbiter” is defined in Section 4.2(b).

“Banker Arbiter’s FMV” is defined in Section 4.2(b).

“Banker Arbiter’s FMV Certificate” is defined in Section 4.2(b).

“Banker Arbiter’s FMV Valuation” is defined in Section 4.2(b).

“Beneficially Owned” or “Beneficially Own” shall have the meanings given to such terms pursuant to Rule 13d-3 under the Exchange Act.

“Breach” means, with respect to any representation, warranty, covenant, obligation or other provision of this Agreement, the Tender Agreement, or the SHA, any inaccuracy in or any failure to comply with or perform such representation, warranty, covenant, obligation or other provision or any claim thereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks located in Santiago, Chile or New York, New York, United States shall be authorized or required by law to close.

“Claimant” is defined in Section 11.9(c).

“Close of Business” means the time of day that the stock ledger of the Company is closed for further entries as of any Business Day.

“Closing” is defined in Section 4.3.

“Closing Consideration” is defined in Section 4.3.

“Closing Date” is defined in Section 4.3.

“Company” is defined in the Preamble.

“Company Interviews” means in-person interviews conducted by the Banker Arbiter with the chief executive officer, chief financial officer and any other senior officer of the Company as may be reasonably agreed to by the applicable Optionor and Optionee.

“Comparable Retailer” means a retail operator conducting consumer retail business comparable to that of the Company and in a market with similar economic, political and growth characteristics.

“Control” (including, with the correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Stockholders” means, with respect to Control Person I, Stockholder Group I, and with respect to Control Person II, Stockholder Group II.

“Control Person I” means Nicolás Ibáñez Scott.

“Control Person I Family Members” means each of the Family Members of Control Person I or any of their respective Family Members.

“Control Person II” means Felipe Ibáñez Scott.

“Control Person II Family Members” means each of the Family Members of Control Person II or any of their respective Family Members.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal or Governmental Body with proper jurisdiction over the Company and any award in any arbitration proceeding to which the Company was a party.

“Deciding Minority Stakeholder” means, as determined from time to time hereunder,

(a) as between the Optionors, if both Optionors send a Notice of Exercise on the same day or if a Tagging Optionor sends a Tagging Optionor’s Notice, that Person who submits, directly or indirectly through one or more Controlled Stockholders in a Notice of Exercise or Tagging Optionor’s Notice, as the case may be, a majority of the Put Option Shares; provided, however, that if the Optionors submit, directly or indirectly, through one or more Controlled Stockholders in a Notice of Exercise or Tagging Optionor’s Notice, as the case may be, the same number of Put Option Shares, the Deciding Minority Stakeholder shall be the Initiating Optionor, unless both Optionors send such Notice of Exercise on the same day, in which case all decisions shall be made jointly by both Optionors and if the Optionors are not able to mutually agree on such decisions, then the Deciding Minority Stakeholder shall be the Optionor who holds, directly or indirectly, through one or more Controlled Stockholders, a majority of the Option Shares as of the date such Notice of Exercise is received by Optionee pursuant to this Agreement; or

(b) if only one Optionor sends a Notice of Exercise and no Tagging Optionor’s Notice is sent, the Initiating Optionor.

“Dispute” is defined in Section 11.9(a).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Effective Date” is defined in Section 2.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant thereto.

“Exercise Price Per Share” means the U.S. Dollar Equivalent amount equal to the quotient of: (y) the Fair Market Value divided by (z) the number of outstanding fully-paid shares of Stock of the Company as of the date the Average FMV is determined or the Banker Arbiter’s FMV Certificate is delivered, as applicable. As set forth in this Agreement, Exercise Price Per Share shall be dispositively determined (A) by reference to the Average FMV (absent an FMV Dispute) or (B) in the event of an FMV Dispute, by reference to the Banker Arbiter’s FMV.

“Fair Market Value” means the fair market value of the Company expressed in Chilean pesos as determined by (a) the average of each party’s FMV Certificate pursuant to Section 4.2(a) (absent an FMV Dispute); or (b) in the event of an FMV Dispute, the Banker Arbiter’s FMV Certificate.

“Family Members” shall mean with respect to any natural Person, such natural Person’s spouse, lineal descendants, estates or heirs.

“Finally Determined” shall mean either a final settlement of a Dispute (a) by arbitration pursuant to Section 11.9 or (b) by mutual agreement of the parties hereto involved in such Dispute.

“FMV Certificate” means the calculation of Fair Market Value expressed in Chilean pesos as set forth in the report or review of an investment bank of recognized international standing or another financial advisor selected by the Optionee, on the one hand, or the report or review of an investment bank of recognized international standing or another financial advisor selected by the applicable Optionor on the other hand, in both cases using Agreed Upon Valuation Methodologies.

“FMV Certificate Valuation” means the valuation of Fair Market Value listed on an FMV Certificate delivered by the Deciding Minority Stakeholder or the Optionee pursuant to Section 4.2(a).

“FMV Dispute” is defined in Section 4.2(b).

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); (d) multi-national organization or body; (e) as may be applicable at anytime hereunder concerning any listing of the outstanding Stock, the Santiago Stock Exchange, New York Stock Exchange, Latibex or any other securities exchange; or (f) any Person or body exercising, or entitled to exercise, any legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“ICC” is defined in Section 11.9(a).

“International Trade Laws” means any Requirement of Law governing the following types of international business transactions or activities: (a) trans-border shipment or transfer of goods, software, technology or services (as regulated by applicable export and import/customs Laws); (b) transactions or activities with, in or involving countries, Persons or individuals subject to multilateral or unilateral economic sanctions programs (such as the U.N. sanctions against Iran and the U.S. economic sanctions programs administered by the Treasury Department’s Office of Foreign Assets Control); (c) transactions or activities implicating applicable anti-corruption or anti-bribery Laws (such as the U.S. Foreign Corrupt Practices Act); (d) transactions or activities implicating applicable anti-boycott Laws (such as the U.S. Restrictive Trade Practices or Boycotts regulations); and (e) transactions or activities implicating applicable anti-money laundering Laws (such as the anti-money laundering provisions of the USA PATRIOT Act).

“Law” means any constitution, treaty, convention, code, statute, judicial or arbitral decision or judgment, law, rule, regulation, decree, guideline, interpretations ordinance or order of, or enacted, adopted, issued or promulgated by any competent Governmental Body (including, but not limited to, those pertaining to anti-corruption; anti-boycott; financial and/or audit controls; anti-money laundering; anti-terrorism; the regulation of exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software and/or services; Securities Laws; financial reporting requirements; and electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Liquidity Put Period” means the period beginning on the first day following the second (2nd) anniversary of the date of this Agreement and ending on the seventh (7th ) anniversary of the date of this Agreement.

“Notice of Exercise” means an executed notice of exercise delivered by an Optionor to Optionee under this Agreement, which shall be in the form attached hereto as Exhibit A-1, if such Notice of Exercise is being delivered in connection with the exercise of a Liquidity Put or Exhibit A-2, if such Notice of Exercise is being delivered in connection with the exercise of a 2/3 Put.

“Notice Shares” is defined in Section 4.3.

“Offering Rights Agreement” means that certain Offering Rights Agreement by and among the Company, Optionee and the Principal Stockholders attached as Exhibit N to the SHA.

“Operating Plan” means the then current rolling five-year operating plan as approved by the board of directors of the Company.

“Option” is defined in Section 3(a).

“Option Shares” means, as determined from time to time hereunder,

(a) if after the completion of the Tender Offer, the Optionors Beneficially Own of record in the aggregate, directly or indirectly, at least forty percent (40%) of the Stock, the sum of (i) shares of Stock of the Company Beneficially Owned, directly or indirectly, by an Optionor upon completion of the Tender Offer, plus (ii) the aggregate number of shares of Stock acquired after the date of the SHA constituting Specified Capital Increase Shares, minus (iii) the aggregate number of shares of Stock sold after the Effective Date constituting Specified Transfers; and

(b) if after completion of the Tender Offer, the Optionors Beneficially Own in the aggregate, directly or indirectly, less than forty percent (40%) of the Stock, the sum of: (i) shares of Stock of the Company Beneficially Owned, directly or indirectly, by an Optionor upon completion of the Tender Offer, plus (ii) shares of Stock acquired after the date of the SHA constituting Qualified 40% Purchase Shares, plus (iii) the aggregate number of Shares of Stock acquired after the date of the SHA constituting Specified Capital Increase Shares, minus (iv) the aggregate number of shares of Stock sold after the Effective Date constituting Specified Transfers.

For the avoidance of doubt, (A) Option Shares exclude shares of Stock purchased after the Effective Date other than pursuant to clauses (a)(ii) or (b)(ii) and (b)(iii) in the preceding sentence and (B) if an Optionor sells shares of Stock after the date hereof, any shares of Stock subscribed for in subsequent capital increases shall only be included in “Option Shares” to the extent subscribed for as Specified Capital Increase Shares.

“Optionee” is defined in the Preamble.

“Optionor” is defined in the Preamble.

“Optionor Company Interview” means an in-person interview with Company management conducted by an investment bank or other financial adviser selected by the applicable Optionor to calculate or review the Fair Market Value.

“Optionor Interview Agenda” is defined in Section 4.2(c).

“Other Documents” means, for any Person, all documents and instruments required to be delivered by such Person after the date hereof in connection with this Agreement, to perform all obligations and undertakings under such agreements and instruments and to carry out the transactions and obligations contemplated under such agreements and instruments.

“Person” means any individual, corporation (including any non-profit corporation), association, general or limited partnership, organization, business, limited liability company, firm, governmental person, regulatory entity, joint venture, estate, trust, unincorporated organization or any other person, association or organization.

“Principal Minority Stakeholders” is defined in the Preamble.

“Principal Stockholders” is defined in Section 8.1(a)(ii).

“Put Option Shares” means, collectively, the Option Shares submitted directly or indirectly through one or more Controlled Stockholders in a Notice of Exercise and the Option Shares submitted directly or indirectly through one or more Controlled Stockholders in a Tagging Optionor’s Notice.

“Qualified Arbitrator” means any of (a) an attorney licensed to practice law with at least ten years experience in handling complex international merger and acquisition and/or corporate transactions or commercial disputes; (b) a Certified Public Accountant with at least ten years experience with an internationally recognized public accounting firm or Fortune 500 corporation in handling complex international merger and acquisition and/or corporate transactions; or (c) an investment banker or senior corporate officer of a U.S. public company responsible for financial oversight of such public company with at least ten years experience in handling complex merger and acquisition and/or corporate transactions; provided, however, that in no event shall any Qualified Arbitrator be an employee, client or Affiliate of either Optionor, Optionee or the Principal Minority Stakeholders.

“Qualified 40% Purchase Shares” means Stock purchased by the Optionors in accordance with all applicable Law (i) in the 12-month period following the Effective Date in open market transactions or (ii) in the three-year period specified for capital increase purchases under Section 7.3 of the SHA; provided, however, that purchases in the aggregate under clauses (i) and (ii) above are made to the extent that, and only to the extent that, such purchases increase the Optionors’ Stock Beneficially Owned to forty percent (40%) from such lower amount and percent and was directly brought about by the tender of Stock by the Optionors that were (y) in excess of 23.4% of the outstanding fully-diluted Stock and (z) directly related to achieving minimal compliance with the Success Condition (as defined in the SHA) of the Tender Offer.

“Requested 2/3 Consent Support” means the act of Optionors and the Principal Minority Stakeholders voting together in a manner specifically requested by the Optionee in writing pursuant to a request in the form attached hereto as Exhibit B to vote in accordance with the recommendation of the Optionee and at the direction of the Optionee with respect to any vote concerning any Special 2/3 Matters.

“Requirements of Laws” means the substantive requirements of any foreign, federal, national, provincial, state, county and local Laws.

“Respondent” is defined in Section 11.9(c).

“Rules” is defined in Section 11.9(a).

“Securities Laws” shall mean, collectively, the Ley de Valores, SVS regulations, Ley sobre Sociedades Anónimas, U.S. federal securities laws and regulations (including the Exchange Act and the Securities Act), “blue sky” and other securities laws and regulations of the states or territories of the United States, rules of the Santiago Stock Exchange, rules of the New York Stock Exchange and any other applicable securities Laws, regulations or rules or stock exchange rules, in each case as applicable and as amended from time to time.

“SHA” is defined in the Recitals.

“Special 2/3 Matters” shall have the meaning set forth in Section 4.6(a)(i) of the SHA.

“Specified Capital Increase Shares” means shares of Stock subscribed for by an Optionor in subsequent capital increases by the Company solely to protect against dilution of and to the extent necessary solely to maintain such Optionor’s percentage ownership of the Stock immediately before such capital increase.

“Specified Transfers” means Stock sold by an Optionor after the date hereof pursuant to Transfers that constitute Permitted Transfers (as defined in the SHA) by such Optionor and each Person that is either Controlled by, or is a Subsidiary of, such Optionor, including any Transfer to Optionee or an assignee of Optionee pursuant to this Agreement.

“Stock” means the issued and outstanding shares of common stock, with no par value, of the Company on a fully diluted basis including issued and outstanding shares underlying outstanding American Depository Shares and shares reserved for issuance upon conversion of any convertible security or pursuant to any outstanding option, warrant or other contingent right to receive or acquire stock of the Company.

“Stockholder Group I” is defined in the Preamble.

“Stockholder Group II” is defined in the Preamble.

“Stockholder Group III” is defined in the Preamble.

“Subject Person” is defined in the definition of “Affiliate”.

“Subsidiary” means any corporation or Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock (or equity securities) or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or similar body of managing or supervisory Persons) or any other corporation or Person which consolidates with such Person.

“Tender Agreement” is defined in the Recitals.

“Tender Offer” is defined in the Recitals.

“Transfers,” “Transferred” or “Transferring” shall mean the direct or indirect sale, gift, assignment, transfer or disposition of capital stock or other equity interest (including the Stock) in any manner whatsoever, voluntarily or involuntarily, by operation of law or otherwise

“2/3 Put Period” means with respect to a 2/3 Trigger Event, the period beginning on the date of the Trigger Event, and ending on the 2/3 Put Period Expiration Date.

“2/3 Put Period Expiration Date” means after Close of Business on the date 60 days following the 2/3 Trigger Event, inclusive of the date upon which the 2/3 Trigger Event occurred.

“2/3 Trigger Event” means, following any Requested 2/3 Consent Support matter, the approval of the stockholders of the Company of any Special 2/3 Matter in accordance with applicable Requirements of Law.

“U.S. Dollar Equivalent” means, as to any amount denominated in Chilean pesos, the equivalent amount in U.S. dollars calculated using the average of the dólar observado exchange rates published by the Banco Central de Chile in the Diario Oficial de la Republica de Chile for the five (5) consecutive Business Day period ending on the last Business Day prior to the delivery of any FMV Certificate or Banker Arbiter’s FMV Certificate, as applicable.

2.	EFFECTIVE DATE

The terms and provisions of this Agreement shall become effective as of the Business Day immediately following the effective date of the SHA (the “Effective Date”); provided, however, that if the SHA is terminated in accordance with its terms prior to the Effective Date, then this Agreement shall terminate upon either (a) Optionee providing written notice to the Optionors of such termination or (b) either Optionor providing written notice to Optionee of such termination. If this Agreement is terminated in accordance with its terms prior to the Effective Date, this Agreement shall be void and of no force and effect and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party hereto in respect thereof; provided, that nothing herein will relieve any party hereto from liability for any willful breach hereof, and each party hereto will be entitled to any remedies at law or in equity to recover damages arising from such breach.

3.	OPTION; MANNER OF EXERCISE

(a) The Optionee hereby grants to each Optionor, for good and valuable consideration, the option and right, but not the obligation, to require Optionee to purchase all or a portion of the Option Shares of such Optionor in accordance with the terms, provisions and conditions of this Agreement pursuant to the following put options (collectively, the “Options” and individually, each an “Option” or the “Option”).

(i) Liquidity Put. At any time during the Liquidity Put Period, each Optionor may exercise an Option (a “Liquidity Put”) to require Optionee to purchase all or a portion of its Option Shares up to two times upon delivery of a Notice of Exercise by such Optionor to the Optionee with a copy of such notice being simultaneously delivered to the other Optionor; provided that each such exercise of a Liquidity Put under a Notice of Exercise must be for at least a number of Option Shares with a value equal to at least $50,000,000 as of the date of such Notice of Exercise; provided, further that, neither (i) an exercise of a 2/3 Put or (ii) the sale of Option Shares as a Tagging Optionor pursuant to Section 3(e)(i), will count as an exercise of a Liquidity Put under this clause. Upon an Optionor’s exercise of its first Liquidity Put or its right as a Tagging Optionor pursuant to Section 3(e)(i), if such Optionor has exercised such Liquidity Put or its right as a Tagging Optionor pursuant to Section 3(e)(i) for less than all of its Option Shares, such Optionor may exercise any remaining Liquidity Put only after at least twelve months have lapsed following the delivery of such Optionor’s prior Notice of Exercise or Tagging Optionor’s Notice (as defined below), as the case may be.

(ii) 2/3 Put. Upon the occurrence of a 2/3 Trigger Event, during the 2/3 Put Period, each Optionor may exercise an Option (a “2/3 Put”), in whole but not in part, one time at such Optionor’s option upon delivery of the Notice of Exercise to the Optionee of the Optionor’s desire to exercise such Option before the Close of Business of the last day of the 2/3 Put Period with a copy of such notice being simultaneously delivered to the other Optionor.

(b) Upon delivery of a Notice of Exercise by an Optionor to Optionee, with a copy of such notice being simultaneously delivered to the other Optionor, the Controlled Stockholders of the Optionor delivering such Notice of Exercise shall be obligated to sell not less than all of the Stock detailed in such Notice of Exercise to Optionee at the Exercise Price Per Share as determined by the calculation of Fair Market Value pursuant to Section 4.2 and in accordance with the terms and conditions of this Agreement. Such Optionor shall take all necessary actions to cause its Controlled Stockholders to sell all of the Stock detailed in such Notice of Exercise to Optionee upon the terms and conditions detailed in the Notice of Exercise at the Exercise Price Per Share as determined by the calculation of Fair Market Value pursuant to Section 4.2 and in accordance with the terms and conditions of this Agreement.

(c) Each Optionor shall have no right, power, or authority to revoke the Notice of Exercise or Tagging Optionor’s Notice once such Notice of Exercise or Tagging Optionor’s Notice, as the case may be, has been delivered to the Optionee by such Optionor.

(d) An Optionor shall not be permitted to engage in Permitted Transfers or Permitted Purchases (each as defined in the SHA) once it has delivered the Notice of Exercise or Tagging Optionor’s Notice, as the case may be, to the Optionee until such time as the sale of the Option Shares subject to such Notice of Exercise or Tagging Optionor’s Notice, as the case may be, has been consummated.

(e) (i) If one Optionor delivers a Notice of Exercise under this Agreement (the “Initiating Optionor”) to Optionee, such Optionor shall deliver a copy of such notice to the other Optionor, and the other Optionor (the “Tagging Optionor”) may elect by written notice delivered to Optionee in the form attached hereto as Exhibit C (the “Tagging Optionor’s Notice”) within five (5) Business Days after the date the subject Notice of Exercise is sent by the Initiating Optionor, with a copy of such Tagging Optionor’s Notice being simultaneously delivered to the Initiating Optionor, to sell to the Optionee, in accordance with the terms and conditions of this Agreement, all of the Option Shares of the Tagging Optionor, if the Initiating Optionor exercised a 2/3 Put, and all or a portion of the Option Shares of the Tagging Optionor, if the Initiating Optionor exercised a Liquidity Put (subject to the minimum number of Option Shares required pursuant to Section 3(a)(i)).

(ii) Nothing in this Agreement shall be construed as requiring an Optionor to exercise the Option granted hereunder in the event of any Special 2/3 Vote matter.

4.	SALE AND TRANSFER OF OPTION SHARES; CLOSING

4.1.	Sale and Transfer

In the event that an Optionor delivers a Notice of Exercise to the Optionee in accordance with Section 3 herein, then, subject to the terms, provisions and conditions set forth in this Agreement, such Optionor shall sell and transfer, all of the Option Shares specified in the applicable Notice of Exercise to the Optionee, and the Optionee shall purchase (at the price and on the terms specified in this Agreement) the Option Shares from such Optionor. If the Tagging

Optionor elects to sell to the Optionee its Option Shares, then, subject to the terms, provisions and conditions set forth in this Agreement, the Tagging Optionor shall sell and transfer all of the Option Shares specified in the applicable Tagging Optionor’s Notice to the Optionee, and the Optionee shall purchase (at the price and in accordance with the terms specified in this Agreement) such Tagging Optionor’s Option Shares.

4.2.	Exercise Price Related Procedures; Disputes

(a) Within forty-five (45) days after delivery of the Notice of Exercise, each of the Optionee and the Deciding Minority Stakeholder shall deliver to the other party an FMV Certificate which will be opened simultaneously. Of such FMV Certificates, if the higher value FMV Certificate Valuation is within 10% of the lower value FMV Certificate Valuation, then the Fair Market Value of the Company shall be the average of such FMV Certificate Valuations listed on such FMV Certificates (the “Average FMV”).

(b) In the event the valuation listed on each party’s FMV Certificate delivered pursuant to Section 4.2(a) above is not within 10% of the other party’s FMV Certificate Valuation (the “FMV Dispute”), the determination of Fair Market Value shall be finally and conclusively determined by an investment banking firm of recognized international standing selected by the mutual agreement in writing of the Deciding Minority Stakeholder and the Optionee; provided, however, that if the Deciding Minority Stakeholder and the Optionee are unable to mutually agree on an independent third party investment bank within ten (10) Business Days after the delivery of both FMV Certificate Valuations pursuant to Section 4.2, then each of the Optionee and such Deciding Minority Stakeholder will appoint one (1) independent third party investment bank, and such appointed investment banks shall endeavor in good faith to appoint one (1) independent third party investment bank. The investment banking firm selected by mutual agreement in writing of the Deciding Minority Stakeholder and the Optionee or the independent third party investment bank selected by each of the Deciding Minority Stakeholder’s and the Optionee’s independent third party investment bank, as applicable, shall be referred to herein as the “Banker Arbiter”. Within two (2) Business Days after the selection of the Banker Arbiter, the Deciding Minority Stakeholder and the Optionee will each deliver to the Banker Arbiter such party’s FMV Certificate. Promptly, but not later than twenty (20) Business Days after the acceptance of its appointment, the Banker Arbiter will conduct its own review of the FMV Dispute and of each party’s calculation of Fair Market Value as set forth in such party’s FMV Certificate and make an independent determination of the Company’s Fair Market Value (“Banker Arbiter’s FMV Valuation”) using Agreed Upon Valuation Methodologies and the Agreed Upon Company Information, and such other information about the market and other considerations relating to the determination of Fair Market Value as such Banker Arbiter may deem reasonable in making its decision; provided, however, that the Banker Arbiter shall, prior to making its determination, give each of the Optionee and the Deciding Minority Stakeholder a confidential closed door opportunity to present a justification for its determination of Fair Market Value as set forth in the FMV Certificate. The Banker Arbiter will then select, within five (5) Business Days after the Banker Arbiter’s FMV Valuation, the FMV Certificate Valuation that corresponds most closely to the Banker Arbiter’s FMV Valuation and shall calculate the average of the Banker Arbiter’s FMV Valuation and such FMV Certificate Valuation, which shall thereafter, for all purposes of this Agreement, become the Fair Market Value (the “Banker Arbiter’s FMV”) and shall be set forth in the Banker Arbiter’s FMV Certificate (the “Banker

Arbiter’s FMV Certificate”). The Banker Arbiter’s FMV Certificate shall be delivered by the Banker Arbiter to each of the Deciding Minority Stakeholder and the Optionee as promptly as practicable, but no later than five (5) Business Days after the determination of the Banker Arbiter’s FMV Valuation. The Banker Arbiter’s FMV Certificate must present a written and reasoned response articulating justification for the Banker Arbiter’s determination of Fair Market Value, as is customary and appropriate, in the Banker Arbiter’s opinion, for these determinations. In the event the Banker Arbiter’s FMV Valuation is equally close to both FMV Certificate Valuations, the Fair Market Value shall be the Banker Arbiter’s FMV Valuation. The fees and expenses of the Banker Arbiter and all outside advisors retained by the Banker Arbiter who participated in the resolution of the FMV Dispute will be borne equally by the Deciding Minority Stakeholder and the Tagging Optionor, if any, on one hand and the Optionee on the other hand; provided, however, that solely with respect to the portion of fees and expenses to be paid by the Optionors if both the Initiating Optionor and the Tagging Optionor are selling to the Optionee, as between the Initiating Optionor and the Tagging Optionor the fees and expenses of the Banker Arbiter and all outside advisors retained by the Banker Arbiter who participated in the resolution of the FMV Dispute will be borne pro rata based on exercise proceeds. In the event that either the Deciding Minority Stakeholder or the Optionee disagrees with the Fair Market Value determination in the Banker Arbiter’s FMV Certificate, then such party may request that such party be given the opportunity to make an additional presentation to the Banker Arbiter, and any such request shall be granted promptly and the Banker Arbiter shall schedule a time for such meeting within ten (10) Business Days of receipt of such written request; provided, however, that (i) the Banker Arbiter shall be under no obligation to change its Fair Market Value determination and (ii) the other party shall be permitted to attend and comment upon such party’s presentation.

(c) Optionors shall have the right to conduct reasonable Optionor Company Interviews for each Notice of Exercise, provided that such meetings are concluded at least two (2) Business Days prior to the date any FMV Certificate is required to be delivered hereunder, and provided further that a detailed agenda of each of the matters that are the subject of such interview or request (the “Optionor Interview Agenda”) is provided to the Company and the Optionee at least seven (7) days prior to the date of the initial interview and a reasonable period prior to any reasonably required follow-up interview.

(d) Optionee shall have the right to have reasonable in-person interviews with Company management for each Notice of Exercise, conducted by an investment bank or other financial adviser selected by the Optionee, to calculate or review the Fair Market Value; provided that such meetings are concluded at least two (2) Business Days prior to the date any FMV Certificate is required to be delivered hereunder, and provided further that a detailed agenda of each of the matters that are the subject of such interview or request is provided to the Company and the Optionors at least seven (7) days prior to the date of the initial Optionee interview and a reasonable period prior to any reasonably required follow-up interview.

4.3.	Closing

In the event that an Optionor exercises an Option as contemplated by Section 3 and in the event that a Tagging Optionor exercises its right to sell to the Optionee all or a portion of its Option Shares pursuant to Section 3(e), then subject to Sections 4.2 and 4.4 and to the satisfaction or waiver of all the conditions to Closing set forth in this Agreement, the closing of the purchase and sale of the Option Shares identified in the Initiating Optionor’s Notice of Exercise and the Tagging Optionor’s Notice, if applicable (individually or collectively, as applicable, the “Notice Shares”), pursuant to this Agreement (the “Closing”) shall take place at the offices of Hogan & Hartson L.L.P., in New York, New York, on the twentieth (20th) Business Day following the date of the earlier of: (x) the determination of the Fair Market Value; or (y) if there is an FMV Dispute, the resolution of the FMV Dispute as provided herein, or such earlier date as the parties may mutually agree to in writing (the “Closing Date”); provided, however, that if, prior to a Closing, notice of a breach or default is given by the Optionee to an Optionor pursuant to Section 8.1 involving any event or circumstance that may give rise to an Optionor Event of Default, the Optionee’s obligation to close the purchase and sale of any Notice Shares of a defaulting Optionor will be suspended pending cure of any such default or Optionor Event of Default. The Closing shall occur upon payment, in U.S. dollars, of the Aggregate Exercise Price (or the “Closing Consideration”) in respect of such Notice Shares against delivery of such Notice Shares.

4.4.	Closing Obligations

At the Closing:

(a) Each of Optionor exercising the Option and the Tagging Optionor, if applicable, shall deliver to the Optionee:

(i) duly endorsed stock certificates, stock powers and/or such other documents as the Optionee may reasonably request to effectuate and/or evidence such assignment and transfer;

(ii) such other documents, instruments and certificates as the Optionee may reasonably request, including, without limitation, recording and transfer forms;

(iii) a certificate executed by such Optionor in the form attached hereto as Exhibit D representing and warranting to the Optionee that: (a) such Optionor’s and its Controlled Stockholders’ representations and warranties in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date as if made on such date; and (b) such Optionor has performed, and is in compliance with, all covenants and agreements contained in this Agreement required to be performed by or complied with by it on or prior to the Closing Date; and

(b) The Optionee shall deliver to each of such Optionor and the Tagging Optionor, if applicable:

(i) the Closing Consideration in cash by depositing, by bank wire transfer, in immediately available funds in the account(s) of such Optionor, which account or accounts shall be designated by such Optionor in writing to the Optionee at least five (5) Business Days prior to the Closing Date; and

(ii) a certificate executed by the chief executive officer or the chief financial officer of the Optionee in the form attached hereto as Exhibit E representing and warranting to such Optionor that: (a) the Optionee’s representations and warranties in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date as if made on such date; and (b) the Optionee has performed, and is in compliance with, all covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

5.	REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS OF THE OPTIONOR

Each Optionor and its Controlled Stockholders, jointly and severally, represent and warrant to the Optionee and agree as follows as of the date hereof and as of the applicable Closing Date:

5.1.	Organization and Good Standing

It is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all necessary power and authority:

(a) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

(b) to own and use its properties and assets in the manner in which its properties and assets are currently owned and used and in the manner in which its properties and assets are proposed to be owned and used; and

(c) to perform its obligations pursuant to this Agreement.

5.2.	Power, Authority and Enforceability

(a) Each Optionor and its Controlled Stockholders has full corporate power and authority to exercise the Options and to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each Optionor and its Controlled Stockholders, enforceable against each Optionor and its Controlled Stockholders in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or limiting the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. This Agreement and the Other Documents have been duly authorized and approved on the part of each Optionor and its Controlled Stockholders and the board of directors and stockholders of its Controlled Stockholders. Upon the execution of the Option and each of the Other Documents, each of the Option and such Other Documents shall constitute the legal, valid and binding obligation of each Optionor and its Controlled Stockholders who is a party thereto, and shall be enforceable against each Optionor and its Controlled Stockholders in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or limiting the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. The execution and delivery of this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by each Optionor and its Controlled Stockholders, does not: (a) violate any Requirements of Laws or any Court Order of any Governmental Body applicable to each such Optionor, its Controlled Stockholders, or their respective property; (b) violate or conflict with, or permit the cancellation of, or constitute a default (through such event, or after notice or the passage of time or both notice and the passage of time) under any agreement to which each such Optionor, its Controlled Stockholders or their respective property is bound; (c) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of, each such Optionor or its Controlled Stockholders; or (d) violate or conflict with any provision of the articles or certificate of incorporation or bylaws (or other organizational documents) of each Optionor or its Controlled Stockholders.

(b) This Agreement is in proper legal form under the Laws of Chile for the enforcement thereof in New York and Chile against each Optionor, and it is not necessary in order to ensure the legality, validity, enforcement or admissibility into evidence of this Agreement in New York or Chile that this Agreement be filed or recorded with any court or other Governmental Body in New York or Chile or that any tax or fee be paid in New York or Chile on or in respect of this Agreement, other than court costs, including (without limitation) filing fees, except that, to the extent applicable (i) timely notice of this Agreement and the transactions contemplated hereby is given to the Chilean Securities and Insurance Superintendency (Superintendencia de Valores y Seguros), and (ii) any decision issued in accordance with Section 11.9 of this Agreement is fully recognized and enforceable in Chile pursuant to the procedure set forth in Sections 242 et seq of the Civil Procedure Code of Chile (Código de Procedimiento Civil).

5.3.	No Consents

No consent, approval, authorization, notification or filing is required of, to or with any Person or Governmental Body in connection with the execution and delivery by each such Optionor and its Controlled Stockholders of this Agreement or the consummation of the transactions contemplated hereby.

5.4.	Title to Stock

The Option Shares previously have been issued from the Company to such Optionor and its Controlled Stockholders in compliance with all Requirements of Laws and represent validly issued, fully paid and non-assessable shares, free of preemptive rights, rights of first refusal or similar rights (except for such rights granted to such Optionor and its Controlled Stockholders pursuant to, or limitations set forth in, the SHA) and free and clear of any Encumbrances. Each such Optionor and its Controlled Stockholders has, and at the Closing shall have, good and valid title to the Option Shares set forth opposite each of their names on Exhibit F, free and clear of all Encumbrances. Upon execution and delivery by each such Optionor and its Controlled Stockholders of the instruments evidencing conveyance of the Option Shares, the Optionee shall acquire good and valid title to the Option Shares free and clear of any Encumbrances. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the Option Shares, other than the SHA. Each Optionor and its Controlled Stockholders are the owners of its Option Shares and have not granted any Person, other than the Optionee pursuant to this Agreement, the right to acquire any of such Optionor and its Controlled Stockholders’ right, title and interest in and to the Option Shares.

5.5.	Compliance

Each Optionor and its Controlled Stockholders is in full compliance with all of the material terms, provisions and conditions of the SHA and there is no event or circumstance involving Optionor and its Controlled Stockholders (without giving effect to passage of time) that could give rise to an Event of Default (as defined in the SHA) under or termination of the SHA.

6.	REPRESENTATIONS, WARRANTIES AND OTHER COVENANTS OF THE OPTIONEE

The Optionee represents and warrants to the Optionors and agrees as follows as of the date hereof and as of the applicable Closing Date:

6.1.	Organization and Good Standing

The Optionee is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has all necessary power and authority:

(a) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted;

(b) to own and use its properties and assets in the manner in which its properties and assets are currently owned and used and in the manner in which its properties and assets are proposed to be owned and used; and

(c) to perform its obligations pursuant to this Agreement.

6.2.	Power, Authority and Enforceability

(a) The Optionee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Optionee, enforceable against it in accordance with its terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or limiting the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. This Agreement and the Other Documents have been duly authorized and approved on the part of the Optionee. Upon the execution of the Other Documents, such documents shall constitute the legal, valid and binding obligation of the Optionee, and shall be enforceable against the Optionee in accordance with their terms except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or limiting the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. The execution and delivery of this Agreement (as well as all other instruments, agreements, certificates, or other documents contemplated hereby) by the Optionee does not: (a) violate any Requirements of Laws or any Court Order of any Governmental Body applicable to the Optionee or its property; (b) violate or conflict with, or permit the cancellation of, or constitute a default (through such event, or after notice or the passage of time or both notice and the passage of time) under any agreement to which the Optionee is a party, or by which any of its property is bound; (c) permit the acceleration of the maturity of any indebtedness of, or indebtedness secured by the property of the Optionee (excluding any indebtedness of the Company under any loan agreement between the Company and a third-party lender); or (d) violate or conflict with any provision of the organizational documents of the Optionee.

(b) This Agreement is in proper legal form under the Laws of Chile for the enforcement thereof in New York and in Chile against Optionee, and it is not necessary in order to ensure the legality, validity, enforcement or admissibility into evidence of this Agreement in New York or in Chile that this Agreement be filed or recorded with any court or other Governmental Body in New York or Chile or that any tax or fee to be paid in New York or Chile on or in respect of this Agreement, other than court costs, including (without limitation) filing fees, except that, to the extent applicable (i) timely notice of this Agreement and the transactions contemplated hereby is given to the Chilean Securities and Insurance Superintendency (Superintendencia de Valores y Seguros), and (ii) any decision issued in accordance with Section 11.9 of this Agreement is fully recognized and enforceable in Chile pursuant to the procedure set forth in Sections 242 et seq of the Civil Procedure Code of Chile (Código de Procedimiento Civil).

6.3	No Consents

No consent, approval, authorization, notification or filing is required of, to or with any Person or Governmental Body in connection with the execution and delivery by the Optionee of this Agreement or the consummation of the transactions contemplated hereby.

7.	INDEMNIFICATION

7.1.	Each Optionor and its Controlled Stockholders

Each Optionor and its Controlled Stockholders, jointly and severally, shall indemnify, defend, protect and hold the Optionee harmless from and against any and all loss, cost, liability and expense (including reasonable attorneys’ fees) which the Optionee may suffer or incur by reason of any action, suit, claim, proceeding or liability arising out of any Breach of any of such Optionor’s and its Controlled Stockholders’ representations, warranties or covenants as set forth in this Agreement or any of the Other Documents. For purposes of this Section 7.1, “Other Documents” shall not include the Tender Agreement or the SHA. Notwithstanding the foregoing, the Optionors and the Controlled Stockholders shall not be obligated to pay an indemnity claim to the Optionee for any losses, costs, liabilities or expenses under this Section 7.1 to the extent that such identical losses, costs, liabilities and expenses have been paid in cash (on a dollar-for-dollar basis) as indemnity to the Optionee under indemnification provisions of the Tender Agreement.

7.2.	The Optionee

The Optionee shall indemnify, defend, protect and hold each Optionor and its Controlled Stockholders harmless from and against any and all loss, cost, liability and expense (including reasonable attorneys’ fees) which such Optionor and its Controlled Stockholders may suffer or incur by reason of any action, suit, claim, proceeding or liability arising out of any Breach of any of the Optionee’s representations, warranties or covenants as set forth in this Agreement or any of the Other Documents. For purposes of this Section 7.2, “Other Documents” shall not include the Tender Agreement or the SHA.

8.	EVENTS OF DEFAULT; REMEDIES

8.1.	Events of Default

(a) The occurrence of any one or more of the following events shall constitute an Optionor event of default (“Optionor Event of Default”):

(i) an Optionor shall have failed to perform or observe any material term, covenant or agreement in this Agreement and such failure is continuing for thirty (30) days after such Optionor’s receipt of notice of such failure from Optionee, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief;

(ii) any Principal Stockholder (as defined in the SHA, each individually, a “Principal Stockholder” and collectively, the “Principal Stockholders”) shall have failed to perform or observe any term, covenant or agreement in Section 2.3(a), 2.3(b), 4.1, 4.6(a)(ii), 5.1, 5.2, or 7.6 of the SHA in any material respect, and such failure is continuing for thirty (30) days after such Principal Stockholder’s receipt of notice of such failure from the Optionee, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief;

(iii) any Principal Stockholder shall have failed to perform or observe any material term, covenant or agreement in the Offering Rights Agreement and such failure is continuing for thirty (30) days after such Principal Stockholder’s receipt of notice of such failure from the Company or Optionee, subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief; or

(iv) Optionee or any of its stockholders, members, owners, officers, directors, Affiliates or employees have a claim for indemnification pursuant to Section 7.2 of the Tender Agreement and the amount of any Losses (as defined in the Tender Agreement) or Specified Losses (as defined in the Tender Agreement) are outstanding and unpaid; provided, however, that no Optionor Event of Default shall be triggered pursuant to this Section 8.1(a)(iv) for any such Losses that are less than or equal to the Threshold (as defined in the Tender Agreement).

(b) An Optionee event of default hereunder (“Optionee Event of Default”) shall have occurred if the Optionee shall have failed to make a timely or required payment in accordance with this Agreement concerning a Notice of Exercise or Tagging Optionor’s Notice, and such failure is continuing for thirty (30) days after receipt by Optionee of notice from Optionor that Optionee has so failed to perform subject to any temporary restraining order, preliminary injunction or other such interim or conservatory relief.

8.2.	Remedies

(a) In addition to any other remedies available under applicable Requirements of Law or the terms of any Other Documents (other than this Agreement), if an Optionor Event of Default shall have occurred and not been cured, then the defaulting Optionor shall be prohibited from exercising a Liquidity Put or if already exercised, Optionee’s obligations to continue to perform under this Agreement pursuant to the exercise of a Liquidity Put, solely with respect to such defaulting Optionor, shall be suspended and in each case (i) with respect to any Optionor Event of Default set forth in Section 8.1(a)(iii), such prohibition or suspension shall only apply to that certain amount of Option Shares (or Put Option Shares identified in the Notice of Exercise to the extent that a Liquidity Put was exercised) the aggregate fair market value of which as determined herein equals the specified dollar amount of damages claimed to have resulted from such Optionor Event of Default and (ii) such prohibition or suspension shall continue until such time (y) if capable of cure, such breach or default is cured or (z) if incapable of cure, such time as the dispute relating to such breach or default is Finally Determined. Notwithstanding the foregoing, if a defaulting Optionor is the Initiating Optionor, any Tagging Optionor may proceed with a previously delivered Tagging Optionor’s Notice and close on the purchase of Put Option Shares, but such closing shall be counted as the exercise of a Liquidity Put by the Tagging Optionor.

(b) In addition to any other remedies available under applicable Requirements of Law or the terms of any Other Documents (other than this Agreement), if an Optionee Event of Default shall have occurred and be continuing, then the Optionors may deliver a notice to the Optionee electing to cause Optionee to suspend its rights to enforce, and permit the Principal Stockholders (as defined in the SHA) not to comply with, Section 5 of the SHA for up to that number of shares representing 150% of the Put Option Shares until such time as either (a) if capable of cure, such breach or default is cured or (b) if incapable of cure, such time as the dispute relating to such breach or default is Finally Determined.

9.	CONDITIONS PRECEDENT TO THE OPTIONEE’S OBLIGATION TO CLOSE

The obligations of the Optionee to effect the Closing under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Optionee, in whole or in part).

9.1.	Accuracy of Representations

The representations and warranties of each Optionor and its Controlled Stockholders in this Agreement are accurate as of the date of this Agreement and as of the Closing Date as if made on such date.

9.2.	The Optionors’ and Controlled Stockholders’ Performance

(a) All of the covenants and obligations that each Optionor and its Controlled Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with prior to the Closing Date.

(b) Each document required to be delivered by each Optionor exercising the Option and the Tagging Optionor, if applicable, pursuant to Section 4.4(a) must have been delivered.

9.3.	No Law or Order in Effect

No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement or the Closing illegal or otherwise restraining or prohibiting consummation of the transactions contemplated by this Agreement.

10.	CONDITIONS PRECEDENT TO EACH OPTIONOR’S OBLIGATION TO CLOSE

The obligations of each Optionor and its Controlled Stockholders to effect the Closing under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived by such Optionor, in whole or in part).

10.1.	Accuracy of Representations

The representations and warranties of Optionee in this Agreement are accurate as of the date of this Agreement and as of the Closing Date as if made on such date.

10.2.	The Optionee’s Performance

(a) All of the covenants and obligations that the Optionee is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with prior to the Closing Date.

(b) Each document required to be delivered by Optionee pursuant to Section 4.4(b) must have been delivered.

10.3.	No Law or Order in Effect

No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement or the Closing illegal or otherwise restraining or prohibiting consummation of the transactions contemplated by this Agreement.

11.	GENERAL PROVISIONS

11.1.	Further Assurances

Each party hereto shall execute and/or cause to be delivered to each other party such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.2.	Fees and Expenses

Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, that all fees and expenses incurred in connection with the dispute resolution procedures set forth in Sections 4.2 shall be borne by the parties in the manner provided in such section. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought by a party hereto against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.3.	Adjustment

In the event of changes in the outstanding common stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of Option Shares available under this Agreement in the aggregate and the Exercise Price Per Share shall be correspondingly adjusted to give the Optionee, on exercise for the same aggregate Exercise Price Per Share, the total number, class, and kind of Option Shares as the Optionee would have owned had the Option been exercised prior to such event(s) and had the Optionee continued to hold such Option Shares until after the event requiring adjustment. The form of this Option need not be changed because of any adjustment pursuant to this Section 11.3 in the number of Option Shares subject to this Agreement.

11.4.	Notices

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile (with electronic confirmation of delivery)) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to the Optionee:

Inversiones Australes Tres Limitada

c/o Wal-Mart Stores, Inc.

Legal Department

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention: Senior Vice President and General Counsel

Facsimile: (479) 277-5991

With a copy to:

Wal-Mart Stores, Inc.

Legal Department

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention: Senior Vice President and General Counsel

Facsimile: (479) 277-5991

And

Hogan & Hartson, LLP

1835 Market Street

Philadelphia, Pennsylvania 19103

Attention: Brian J. Lynch, Esq.

Facsimile: (267) 675-4601

if to Nicolás Ibáñez Scott or Stockholder Group I:	Avda. Del Parque 4161, of. 103 Ciudad Empresarial, Huechuraba Santiago, Chile Attention: Nicolas Ibañez Scott Facsimile: (56-2) 393-5301

if to Felipe Ibáñez Scott or Stockholder Group II:

Avda. El Rodeo 12.850,

Oficina La Presidencia, Lo Barnechea,

Santiago, Chile

Attention: Felipe Ibañez Scott

Facsimile: (56-2) 216-8687

With a copy to:

Honorato, Russi & Cia. Ltda.

Roger de Flor 2736, piso 6, Las Condes

Santiago, Chile

Attention: Alberto Eguiguren Correa

Facsimile: (56-2) 365-9312

And Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: S. Todd Crider, Esq. Facsimile: (212) 455-2502

11.5.	Headings; Interpretation

The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that required the consent of any Person pursuant to the terms of this Agreement or any other agreement shall be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement (including the Tender Agreement and the SHA), this Agreement shall control, but solely to the extent of such conflict.

11.6.	Counterparts

This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.7.	Governing Law; Venue

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York.

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any New York state or federal court located in the State of New York, County of New York or having jurisdiction thereof or in the city or comuna of Santiago, Chile. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of (i) each state and federal court located in the Southern District of New York or (ii) in the city or comuna of Santiago, Chile in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in the Southern District of New York or in the city or comuna of Santiago, Chile shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in (i) any state or federal court located in the Southern District of New York or (ii) in the city or comuna of Santiago, Chile, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) Each of the parties irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

(d) Each of the parties waive personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to such person at such person’s address for purposes of notices hereunder.

11.8.	Successors and Assigns; Assignment; Parties in Interest

This Agreement shall be binding upon each Optionor and its respective successors and assigns (if any) and the Optionee and its successors and assigns (if any). This Agreement shall inure to the benefit of each Optionor, the Optionee and their respective successors and assigns (if any). No party hereto may assign (whether by operation of law or otherwise) its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that (a) the Optionee may assign its rights and obligations hereunder to any Affiliate; provided, that, prior to such assignment Wal-Mart Stores, Inc. acknowledges in writing to the reasonable satisfaction of each Optionor that it will guarantee the obligations of such Affiliate hereunder and (b) in the event of the death of an Optionor, its Controlling Stockholders shall have the right jointly to appoint, by majority vote, a successor to this Agreement. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their permitted respective successors and assigns (if any).

11.9.	Arbitration of Disputes

(a) Subject to Section 11.10, except with respect to the selection of the Banker Arbiter and the determination of Fair Market Value, in each case pursuant to Section 4.2, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a Breach thereof (a “Dispute”), shall be exclusively referred to, and finally settled exclusively by, arbitration under and in accordance with the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (“ICC”). The arbitration panel shall have the exclusive right to determine arbitrability of any Dispute. In the event of a conflict between the Rules of the ICC and any provisions of this Agreement, this Agreement shall govern.

(b) The place of arbitration shall be New York, New York, and the award shall be deemed to have been made there.

(c) The arbitral tribunal shall consist of three arbitrators, one Qualified Arbitrator appointed by the party or parties (acting together) initiating the arbitration (the “Claimant”) and one Qualified Arbitrator appointed by the responding party or parties (acting together) to the dispute (the “Respondent”), and a third Qualified Arbitrator who must be an attorney licensed to practice law with at least ten (10) years experience in handling complex merger and acquisition and/or corporate transactions or commercial disputes, and who shall act as chairman of the tribunal jointly appointed by the other two Qualified Arbitrators that have been appointed as provided in this Section 11.9. If the Respondent has failed to appoint a Qualified Arbitrator within thirty (30) days of receiving written notice of the appointment of the Claimant’s Qualified Arbitrator, or vice-versa, and/or if within thirty (30) days following the appointment of the later-appointed of such two party-appointed Qualified Arbitrators the two party-appointed Qualified Arbitrators have not agreed upon the appointment of a chairman, either the Claimant or the Respondent may apply to the ICC, which will serve as the appointing authority, and shall appoint a Qualified Arbitrator on behalf of the non-appointing party or shall appoint the chairman, as applicable. With respect to said panel of three (3) Qualified Arbitrators, in the event that there are three (3) or more parties to a dispute: (i) if the interest of the parties acting as Claimant are sufficiently aligned such that they can agree upon the joint appointment of a Qualified Arbitrator, or if the Claimant is only one party, then the Claimant shall be entitled to appoint one Qualified Arbitrator; (ii) if the interest of the parties acting as Respondent are sufficiently aligned such that they can agree upon the joint appointment of a Qualified Arbitrator or if the Respondent is only one (1) party, then the Respondent shall be entitled to appoint one Qualified Arbitrator; (iii) (A) if the interests of the parties acting as Claimant are not sufficiently aligned such that they can agree upon the joint appointment of a Qualified Arbitrator or (B) the interests of the parties acting as Respondent are not sufficiently aligned such that they can agree upon the joint appointment of a Qualified Arbitrator, then all Qualified Arbitrators shall be appointed by the ICC. The arbitration proceedings shall be administered by the ICC and the costs of the arbitration shall be determined pursuant to the schedule of fees for arbitrators in international cases which the ICC administers.

(d) Notwithstanding this Section 11.9, nothing contained herein shall be construed as a waiver of a right to bring or commence any action authorized by Article 23 of the ICC Rules of Arbitration (Conservatory and Interim Measures) in any state or federal court located in the State of New York, County of New York, or in the city or comuna of Santiago, Chile. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of said courts for that purpose. Furthermore, to avoid duplicative and competing actions and the possibility of inconsistent results, each party agrees to submit all such disputes authorized by Article 23 of the ICC Rules of Arbitration to the court hearing the first such action filed seeking such relief. Moreover, each party submits to the jurisdiction of such court for purposes of such an Article 23 action and agrees that service of process pursuant to the Notice provision set forth in Section 11.4 shall be deemed sufficient service to commence such an action.

(e) The language of the arbitration shall be English, provided that any party may submit testimony or documentary evidence in a language other than English, and shall, upon request of any other party to the arbitration, furnish a translation or interpretation into English of any such testimony or documentary evidence.

(f) Any decision or award of the arbitration panel shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The parties hereby agree not to invoke or execute any and all rights to appeal, review, vacate or impugn such decision or award by the arbitration panel. The parties also agree that the arbitral decision or award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found, and that a judgment upon the arbitral decision or award may be entered in any court having jurisdiction. Without prejudice to any other powers which it may possess, the arbitral tribunal shall have the power to make provisional awards and take any interim measures it deems necessary in respect of the subject-matter of the dispute.

(g) The parties hereby agree that if any party to the arbitration proceeding fails or refuses to voluntarily comply with any arbitral decision or award within thirty (30) days after the date on which it receives notice of the decision or award, the other party(ies), the arbitration panel or their attorneys-in-fact may immediately proceed to seek confirmation of the award and/or request judicial approval necessary for the execution of such decision or award, before a competent judge of the domicile of such refusing party or before any other court of competent jurisdiction. Further, if any prevailing party(ies) is required to retain counsel to enforce the arbitral decision or award, the party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.

(h) The parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth Section 11.4 of this Agreement.

To facilitate the comprehensive resolution of related disputes, and upon request by any party to the arbitration proceeding, the arbitral tribunal may, at any time before the first oral hearing of evidence, consolidate the arbitration proceeding with any other arbitration proceeding between or among the parties arising from or out of any other contract or relationship between or among them.

11.10.	Remedies Cumulative; Specific Performance

The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties hereto agrees that:

(a) in the event of any Breach or threatened Breach by a party hereto of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including but not limited to claims, actions or remedies for fraud) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such Breach or threatened Breach, in each case, in Chile or New York; and

(b) the non-breaching party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

11.11.	Waiver

Except with respect to an Optionor’s rights to exercise a Liquidity Put or a 2/3 Put, each of which shall terminate in accordance with Section 12, or except as may be otherwise provided herein, no failure by any party to exercise any power, right, privilege or remedy under this Agreement, and no delay by any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12.	Amendments

No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or discharge is sought.

11.13.	Severability

In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is determined to be invalid, unlawful, void or unenforceable under applicable law, such provision shall be ineffective only to the extent of such invalidity or unenforceability and the remainder of this Agreement, and the application of such provision to Persons or circumstances, other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law and with respect to such Persons or circumstances as to which such provision is determined to be invalid, unlawful, void or unenforceable, a valid, lawful and enforceable provision shall be substituted therefor which most closely approximates the overall intentions of the parties as evidenced hereby.

11.14.	Confidentiality

Each of the parties hereto hereby agrees that throughout the term of this Agreement, it shall keep (and shall cause its directors, officers, employees, representatives and outside advisors and its Affiliates to keep) this Agreement confidential. Notwithstanding the foregoing, a party hereto may disclose non-public information if required by or requested pursuant to any Requirements of Laws or the order of a court of competent jurisdiction or by any Governmental Body; provided, however, that (to the extent permitted by applicable Requirements of Laws) prompt notice of such required disclosure be given to the other party prior to the making of such disclosure so that the other party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the party hereto required to disclose the non-public information will disclose only that portion of the information which such party is advised by written opinion of counsel is legally required to be disclosed and will request that confidential treatment be accorded such portion of the non-public information.

11.15.	Entire Agreement

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

12.	TERMINATION

This Agreement shall terminate, with respect to each Optionor, upon the expiration of such Optionor’s Liquidity Puts and 2/3 Put. The Liquidity Puts with respect to each Optionor shall expire on the earlier of (a) the date on which such Optionor owns no Stock, (b) the date on which such Optionor has exercised both of its Liquidity Puts or has exercised a Liquidity Put for all of its Option Shares and (c) the date of termination of the Liquidity Put Period. The 2/3 Put with respect to each Optionor shall expire on the earlier of (i) the date on which such Optionor owns no Stock, (ii) the date on which such Optionor has exercised its 2/3 Put and (iii) the date upon which the Optionee (together with any of its Affiliates) holds 66.67% of the Stock; provided, however, the terms, provisions, and conditions set forth in Sections 7 and 11 hereof shall survive any such termination.

IN WITNESS WHEREOF, the parties have executed and delivered this Put Option Agreement as of the date first written above.

Optionee

INVERSIONES AUSTRALES TRES LIMITADA

By:	/s/ Mitchell W. Slape
	Name:	Mitchell W. Slape
	Title:	Attorney-in-fact

Optionor

By:	/s/ Nicolás Ibáñez Scott
Nicolás Ibáñez Scott

Optionor

By:	/s/ Felipe Ibáñez Scott
Felipe Ibáñez Scott

[Put Option Agreement Signature Page]

Stockholder Group I

Schouten N.V. Agencia en Chile

By:	/s/ Nicolás Ibáñez Scott
	Name:	Nicolás Ibáñez Scott
	Title:	Attorney-in-Fact

Retail International S.A.

By:	/s/ Nicolás Ibáñez Scott
	Name:	Nicolás Ibáñez Scott
	Title:	Attorney-in-Fact

Retail International Tres S.A.

By:	/s/ Nicolás Ibáñez Scott
	Name:	Nicolás Ibáñez Scott
	Title:	Attorney-in-Fact

Retail International Cuatro S.A.

By:	/s/ Nicolás Ibáñez Scott
	Name:	Nicolás Ibáñez Scott
	Title:	Attorney-in-Fact

Servicios Profesionales y de Comercialización Dos Limitada

By:	/s/ Nicolás Ibáñez Scott
	Name:	Nicolás Ibáñez Scott
	Title:	Attorney-in-Fact

[Put Option Agreement Signature Page]

Stockholder Group II

Rentas FIS y CIA, Sociedad Colectiva Civi

By:	/s/ Felipe Ibáñez Scott
	Name:	Felipe Ibáñez Scott
	Title:	Attorney-in-Fact

Rentas HAY y CIA, Sociedad Colectiva Civil

By:	/s/ Felipe Ibáñez Scott
	Name:	Felipe Ibáñez Scott
	Title:	Attorney-in-Fact

Servicios Profesionales y de Comercialización Cuatro Limitada

By:	/s/ Felipe Ibáñez Scott
	Name:	Felipe Ibáñez Scott
	Title:	Attorney-in-Fact

[Put Option Agreement Signature Page]

Guarantor*

Wal-Mart Stores, Inc.

By:	/s/ Mitchell W. Slape
	Name:	Mitchell W. Slape
	Title:	Senior Vice President – International Business Development

*	Solely to guarantee the payment obligation of the Optionee hereunder.

[Put Option Agreement Signature Page]

EXHIBIT A-1

FORM OF NOTICE OF EXERCISE OF LIQUIDITY PUT

[DATE]

Inversiones Australes Tres Limitada

c/o Wal-Mart Stores, Inc.

Legal Department

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention: Senior Vice President and General Counsel

Facsimile: (479) 277-5991

Dear                         :

Reference is made to that certain Put Option Agreement, dated as of                                , 2009 (the “Put Option Agreement”), among Inversiones Australes Tres Limitada, a limited liability company organized and existing under the laws of Chile, Nicolás Ibáñez Scott, Felipe Ibáñez Scott and the Persons listed on the signature pages thereto under the title Stockholder Group I and Stockholder Group II. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Put Option Agreement.

Pursuant to Section 3(a)(i) of the Put Option Agreement, the undersigned hereby irrevocably exercises a Liquidity Put for [all of the Option Shares Beneficially Owned by the undersigned, which equal                          Option Shares] [part of the Option Shares Beneficially Owned by the undersigned, which equal                      Option Shares].

Sincerely,

cc:	[Non-Initiating Optionor]

EXHIBIT A-2

FORM OF NOTICE OF EXERCISE OF 2/3 PUT

[DATE]

Inversiones Australes Tres Limitada

c/o Wal-Mart Stores, Inc.

Legal Department

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention: Senior Vice President and General Counsel

Facsimile: (479) 277-5991

Dear                         :

Reference is made to that certain Put Option Agreement, dated as of                              , 2009 (the “Put Option Agreement”), among Inversiones Australes Tres Limitada, a limited liability company organized and existing under the laws of Chile, Nicolás Ibáñez Scott, Felipe Ibáñez Scott and the Persons listed on the signature pages thereto under the title Stockholder Group I and Stockholder Group II. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Put Option Agreement.

Pursuant to Section 3(a)(ii) of the Put Option Agreement, the undersigned hereby irrevocably exercises a 2/3 Put for all of the Option Shares Beneficially Owned by the undersigned, which equal                          Option Shares.

Sincerely,

cc:	[Non-Initiating Optionor]

EXHIBIT B

FORM OF REQUEST FOR REQUESTED 2/3 CONSENT SUPPORT

[DATE]

[Principal Stockholders]

[Address]

Attention:

Facsimile:

Ladies and Gentlemen:

Reference hereby is made to that certain Stockholders’ Agreement, dated as of December 19, 2008 (the “Stockholders’ Agreement”), among Inversiones Australes Tres Limitada, a limited liability company organized and existing under the laws of Chile (“WM Sub”), the Persons listed on the signature pages thereto under the title Stockholder Group I (the “Stockholder Group I” each of which is Controlled solely by Nicolás Ibáñez Scott (“Principal Minority Stakeholder I”), and the Persons listed on the signature pages thereto under the title Stockholder Group II (the “Stockholder Group II”) each of which is Controlled solely by Felipe Ibáñez Scott (“Principal Minority Stakeholder II” and together with Principal Minority Stakeholder I, the “Principal Minority Stakeholders”, and together with the Stockholder Group I and the Stockholder Group II, the “Principal Stockholders”), regarding the ownership and disposition of shares of Distribución y Servicio D&S S.A., a corporation organized and existing under the laws of Chile (the “Corporation”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders’ Agreement.

Pursuant to Section 4.6(a)(ii) of the Stockholders’ Agreement, WM Sub hereby requests that each Principal Stockholder vote as a stockholder [in favor of] [against] the following Special 2/3 Matter which is subject to the approval of stockholders: [CHOOSE ONE: (A) the merger of the Company (excluding any Subsidiary); (B) early dissolution of the Company (excluding any Subsidiary); (C) sale of more than 50% of the assets of the Company on a consolidated basis within a 12-month period; (D) guaranties outside of the ordinary course of business executed within any 12-month period and involving in excess of U.S.$ [*], concerning obligations of third parties that are not Affiliates of the Company; (E) a permanent reduction of the number of directors contrary to the rights set forth in the SHA; OR (F) approval of capital contributions, within any 12-month period, in kind (not in cash)].

The vote requested above (the “Requested 2/3 Consent Support”) is only in reference to the Special 2/3 Matter enumerated herein, and does not pertain to any other matter.

By countersigning below, each Principal Stockholder acknowledges receipt of this letter and covenants to take all actions to provide the Requested 2/3 Consent Support in the manner directed by WM Sub pursuant to this request as of the date first set forth above.

INVERSIONES AUSTRALES TRES LIMITADA

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

By:
Nicolás Ibáñez Scott

By:
Felipe Ibáñez Scott

STOCKHOLDER GROUP I

Schouten N.V. Agencia en Chile

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Retail International S.A.

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Retail International Tres S.A.

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Retail International Cuatro S.A.

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

Servicios Profesionales y de Comercialización Dos Limitada

By:
Name:	Nicolás Ibáñez Scott
Title:	Attorney-in-Fact

STOCKHOLDER GROUP II
Rentas FIS y CIA, Sociedad Colectiva Civi

By:
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

Rentas HAY y CIA, Sociedad Colectiva Civil

By:
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

Servicios Profesionales y de Comercialización Cuatro Limitada

By:
Name:	Felipe Ibáñez Scott
Title:	Attorney-in-Fact

EXHIBIT C

FORM OF TAGGING OPTIONOR’S NOTICE

[DATE]

Inversiones Australes Tres Limitada

c/o Wal-Mart Stores, Inc.

Legal Department

702 SW 8th Street

Bentonville, Arkansas 72716-8611

Attention: Senior Vice President and General Counsel

Facsimile: (479) 277-5991

Dear                         :

Reference is made to that certain Put Option Agreement, dated as of                              , 2009 (the “Put Option Agreement”), among Inversiones Australes Tres Limitada, a limited liability company organized and existing under the laws of Chile, Nicolás Ibáñez Scott, Felipe Ibáñez Scott and the Persons listed on the signature pages thereto under the title Stockholder Group I and Stockholder Group II. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Put Option Agreement.

Pursuant to Section 3(e)(i) of the Put Option Agreement, the undersigned hereby irrevocably exercises his right to sell to the Optionee [all of the Option Shares Beneficially Owned by the undersigned, which equal                          Option Shares] [part of the Option Shares Beneficially Owned by the undersigned, which equal                          Option Shares].

Sincerely,

cc:	[Initiating Optionor]

EXHIBIT D

FORM OF OPTIONOR’S CERTIFICATE

The undersigned individual does hereby certify to the Optionee (as defined below) the following pursuant to Section 4.4(a)(iii) of that certain Put Option Agreement, dated as of                              , 2009 (the “Put Option Agreement”), among Inversiones Australes Tres Limitada, a limited liability company organized and existing under the laws of Chile (“Optionee”), Nicolás Ibáñez Scott [(“Optionor”)], Felipe Ibáñez Scott [(“Optionor”)] and the Persons listed on the signature pages thereto under the title Stockholder Group I and Stockholder Group II:

1. All of the representations and warranties of the undersigned Optionor and its Controlled Stockholders contained in the Put Option Agreement were accurate as of the date of the Put Option Agreement and are accurate as of the date hereof as if made on such date.

2. The undersigned Optionor has performed, and is in compliance with, all covenants and agreements contained in the Put Option Agreement required to be performed or complied with by Optionor on or prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate this          day of                     , 200    .

[OPTIONOR]

EXHIBIT E

FORM OF OPTIONEE’S CERTIFICATE

The undersigned individual, being the duly elected, qualified and acting [Chief Executive Officer] [Chief Financial Officer] of Inversiones Australes Tres Limitada, a limited liability company organized and existing under the laws of Chile (“Optionee”), does hereby certify to the Optionor (as defined below) [and the Tagging Optionor (as defined below)] the following, not individually but in [his/her] capacity as [Chief Executive Officer] [Chief Financial Officer] on behalf of Optionee, pursuant to Section 4.4(b)(ii) of that certain Put Option Agreement, dated as of                              , 2009 (the “Put Option Agreement”), among Optionee, [Control Person I] [(“Optionor”)], [Control Person II] [(“Tagging Optionor”)] and the Persons listed on the signature pages thereto under the title Stockholder Group I and Stockholder Group II:

1. All of the representations and warranties of Optionee contained in the Put Option Agreement were accurate as of the date of the Put Option Agreement and are accurate as of the date hereof as if made on such date.

2. Optionee has performed, and is in compliance with, all covenants and agreements contained in the Put Option Agreement required to be performed or complied with by Optionee on or prior to the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this certificate this          day of                     , 200    .

INVERSIONES AUSTRALES TRES LIMITADA

By:
Name:
Title:

EXHIBIT F

OPTION SHARES

Name of Optionor	Number of Option Shares
Nicolás Ibáñez Scott	1,330,779,630
Felipe Ibáñez Scott	1,282,996,442